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                                                                  EXHIBIT 10.18

                      AMENDMENT TO BUSINESS LOAN AGREEMENT
                           AND MASTER REVOLVING NOTE

     This Amendment to Business Loan Agreement and Master Revolving Note (this "Amendment"), effective as of May 18, 2001, is entered into by and between Comerica Bank-California ("Bank") and Taitron Components Incorporated, a California corporation ("Borrower").

     Bank and Borrower are parties to that certain Business Loan Agreement dated as of May 6, 1997 (as heretofore amended, together with the Addendum attached to and made a part thereof, the "Business Loan Agreement"). In connection with the Business Loan Agreement, Borrower entered into that certain Master Revolving Note dated May 6, 1997 in the maximum principal amount of $16,000,000 (the "Revolving Note") and that certain Addendum to Master Revolving Note dated as of May 6, 1997 (the "Note Addendum").

     Borrower has requested, and Bank has agreed, to make certain amendments to the Business Loan Agreement, as set forth below.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower agree as follows:

     1. Section 1B of the Business Loan Agreement is amended and restated to read in full as follows:

          1B.  Term Loan.  The Loan also includes a facility pursuant to which
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     Bank may provide Borrower with one or more term loans (each a "Term Loan"), each of which shall be in a principal amount of not less than one million dollars ($1,000,000) and the aggregate principal amount of which shall not exceed FOUR MILLION Dollars ($4,000,000) (the "Term Commitment Limit").
     The Term Loan facility shall expire on May 18, 2003, whereupon Borrower shall no longer be permitted to request, and Bank shall have no further commitment to fund, Term Loans. Borrower shall pay to Bank an unused commitment fee in the amount of $2,000 on each of May 18, 2002 and May 18, 2003, in the event that no Term Loan has been funded as of each such date. Each Term Loan shall be evidenced by a Term Note on Bank's standard form (a "Term Note"), dated the date on which such Term Loan is advanced and in an original principal amount equal to the amount of such Term Loan. Each Term Loan shall bear interest at Bank's Base Rate (as defined in the Term Note) in effect from time to time or, at Borrower's option, 6-month LIBOR (as defined in the Term Note) plus 165 basis points (1.65%). Each Term Note shall provide for monthly payments of interest and principal on the Term Loan thereunder, with principal payments amortized based upon a maturity equal to four years from the date of funding of such Term Loan. Notwithstanding such amortization or the scheduled maturity of any Term Note, all outstanding Term Notes shall automatically and immediately become due and payable upon the expiration or termination (whether at scheduled
     maturity, by acceleration or otherwise) of the Revolving Loan.   The
     proceeds of each Term Loan shall be used by Borrower exclusively for the acquisition of a business entity or division (or substantially all assets thereof) engaged in the same lines of business as Borrower. The funding of each Term Loan shall be subject to receipt by Bank of a written notice from Borrower at least thirty (30) days prior to the date of the proposed funding, which notice shall (a) describe the acquisition to be financed with the requested Term Loan, (b) state the proposed funding date, (c)
     state the amount of the requested Term Loan, (d) contain representations and warranties by Borrower to the effect that Borrower will be in compliance with all of the financial covenants and ratios set forth in this Agreement on a pro-forma basis after giving effect to the proposed acquisition and Term Loan (including, without limitation, Section 2(d) of the Addendum hereto), and (e) certify to and attach a pro-forma balance sheet of Borrower giving effect to the proposed acquisition and Term Loan. As a further condition to the funding of any Term Loan, Bank shall have received such documents and instruments as it may request, duly executed and delivered by Borrower, to ensure that Bank has
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     a valid and perfected first priority security interest in all of the assets
     (other than real property) being acquired by Borrower directly or indirectly in connection with the proposed acquisition. Each Term Loan shall be subject to prepayment solely upon the terms and conditions set forth in the applicable Term Note.

     2. Section 2(a) of the Addendum to the Business Loan Agreement is hereby amended and restated to read in full as follows:

          (a) Tangible Effective Net Worth in an amount not less than (i) $25,750,000 at any time prior to December 31, 2001 and (ii) from and after December 31, 2001, the sum of $25,750,000 plus 100% of net income for each fiscal year, commencing with fiscal year 2000 (net income being determined in accordance with GAAP, but excluding stock repurchases and dividends, provided that in no event shall such net income be deemed to be less than zero).

     3. The following new definitions are hereby added to Section 1 to the Addendum to the Business Loan Agreement, in the appropriate alphabetical locations:

          Cash Flow as used in this Agreement means for any applicable period of
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     determination, the net income (as later defined) (after deduction for income taxes and other taxes of Borrower or its subsidiaries, determined by reference to income or profits of Borrower or its subsidiaries) for such period, plus, to the extent deducted in computation of such net income, the amount of depreciation and amortization expense and the amount of deferred tax liability during such period, all as determined in accordance with GAAP.
          Cash Flow Coverage Ratio means the ratio, as of any applicable period
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     of determination, the numerator of which is net income plus depreciation plus amortization plus (or minus) the increase (or decrease) in the deferred tax liability minus dividends and S-Draws, if an S-Corp, at the greater of actual draws or net income times the highest prevailing personal tax rate, and the denominator of which is the current portion of long term debt plus the current portion of capital lease payments for the same period of determination.

     4. The following new Section 2(d) is hereby added to the Addendum to the Business Loan Agreement:

          (d) At any time following a funding of the Term Loan, a Cash Flow Coverage Ratio of not less than 1.5 : 1.0, determined at the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended.

     5. The Revolving Note is amended by replacing the Maturity Date of "May 18, 2002" with the Maturity Date of "May 18, 2003".

     6. Borrower and Bank hereby affirm that each of the Business Loan Agreement, the Revolving Note and the Note Addendum remains in full force and effect without modification except as expressly provided in this Amendment.

IN WITNESS WHEREOF, Borrower and Bank have duly executed and delivered this Amendment as of the date first written above.

TAITRON COMPONENTS INCORPORATED      COMERICA BANK-CALIFORNIA

By: /s/ Stewart Wang                    By: /s/Jason Brown
Name:  Stewart Wang                     Name:  Jason Brown
Title: CEO and President                Title: Vice President